Exhibit 23.1

Somekh Chaikin

KPMG Milennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 6100601, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

The Board of Directors

My Size Inc.

We consent to the incorporation by reference in the registration statements No. 333-223042, No. 333-222535, No. 333-221199, No. 333-216414 and No. 333-213727 on Form S-3 and registration statements No. 333-222537 and No. 333-227053 on form S-8 and registration statement No. 333-221741 on form S-1 of My Size Inc. (the “Company”) of our report dated March 19, 2020 with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of the Company.

Our report dated March 19, 2020 contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the method of accounting for leases.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr.)

Member firm of KPMG International

Tel Aviv, Israel

March 19, 2020